EXHIBIT 99.1

[Grant Prideco Letterhead]

(a)	FOR IMMEDIATE RELEASE

Investor Relations Contacts:
Jay M. Mitchell
Treasurer
(281) 878-5610
jay.mitchell@grantprideco.com

Matthew D. Fitzgerald
Senior Vice President and CFO
(281) 878-5605
matt.fitzgerald@grantprideco.com

GRANT PRIDECO REPORTS RECORD QUARTERLY AND ANNUAL EARNINGS

HOUSTON, TEXAS, February 10, 2005 – Grant Prideco, Inc. (NYSE:GRP) announced record quarterly net income of $26.2 million ($0.21 per share) on revenues of $271.2 million for the fourth quarter of 2004 compared to a net loss of $10.2 million ($0.08 per share) on revenues of $226.8 million in last year’s fourth quarter. Revenues increased across all of the Company’s operating segments. Net income for the fourth quarter of 2003 included other charges of $31.3 million pre-tax ($0.17 per share).

For the year, the Company reported record net income of $57.8 million ($0.46 per share) on revenues of $966.2 million compared to 2003 net income of $5.2 million ($0.04 per share) on revenues of $803.8 million, which include the charges mentioned above. As discussed further in this press release, the Company’s auditors have not yet completed their audit of the Company’s financial statements or their audit of internal controls, thus these results should be considered preliminary until the Company files its Form 10-K.

Operating Income Margins Increase to 19%

Consolidated revenues increased $44.4 million, or 20%, in the fourth quarter of 2004 compared to last year’s fourth quarter while the worldwide rig count increased 10% during the same period. Consolidated operating margins increased from a loss of 1.4% in last year’s fourth quarter to income of 19.3% in the fourth quarter of 2004. Operating loss for the fourth quarter of 2003 included fixed asset write-downs from the Company’s manufacturing rationalization program of $24.9 million, asset impairments of $6.4 million related to two technology joint ventures, and transition costs of $0.8 million associated with the ReedHycalog acquisition in December 2002. Excluding these costs, operating income margins in the fourth quarter of 2003 were 12.7%. Improved margins reflect better pricing at all segments, the Drilling Products and Services’ rationalization program and the Tubular Technology and Services’ restructuring program. These improved margins were partially offset by increased costs at the Drill Bits segment.

Other operating expenses (sales and marketing, general and administrative, and research and engineering) as a percentage of revenues decreased slightly in the fourth quarter of 2004 to 23.9% from 24.5% in last year’s fourth quarter reflecting the positive effects from the Company’s rationalization and restructuring programs. On an absolute basis, the increase in other operating expenses of $9.3 million compared to last year’s fourth quarter resulted primarily from increased sales and marketing expenses in the Company’s Drill Bits segment and increased costs related to compliance with Section 404 of the Sarbanes-Oxley Act.

Other Income (Expense)

Interest expense decreased by $0.9 million due to lower debt balances compared to the prior year. Earnings from the Company’s unconsolidated affiliates increased to a $1.3 million profit compared to a loss of $1.6 million in last year’s fourth quarter. This improvement primarily reflects increased equity income from the Company’s investment in Voest-Alpine partially offset by increased development spending in the Company’s IntelliServ™ joint venture. Other, net changed from income of $1.1 million in the fourth quarter of 2003 to a loss of $3.1 million, which was primarily due to foreign exchange losses resulting from translations of certain Euro denominated deferred tax balances and accounts payables.

The Company’s tax rate in the fourth quarter of 2004 was 31.1% (year-to-date rate of 31.7%) as compared to 35.0% in last year’s fourth quarter. The rate decrease was primarily attributable to lower expected foreign taxes due to the favorable renegotiation of a tax holiday for certain foreign operations.

SEGMENT RESULTS

Drilling Products and Services

Revenues for the Drilling Products and Services segment increased 30% compared to the prior year’s fourth quarter to a record $115.0 million. Operating income of $35.0 million in the fourth quarter of 2004 compares to an operating loss of $11.0 million in last year’s fourth quarter, which included fixed asset write-downs of $24.9 million related to the Company’s manufacturing rationalization program. Excluding the fixed asset write-downs, operating income increased 152% over last year’s fourth quarter. These improvements reflect a shift in sales to larger-diameter, premium drill pipe as compared to last year’s fourth quarter and price increases implemented earlier in the year. In addition, this segment’s results reflect the benefits from the rationalization program implemented at the beginning of 2004, which increased facility utilization and provided efficiency improvements. Backlog for this segment increased $121.9 million compared to prior year-end to $203.3 million as of December 31, 2004.

Drill Bits

Revenues for the Drill Bits segment increased 13% compared to the prior year’s fourth quarter to a record $91.6 million. This increase was primarily attributable to increased revenues in U.S. and Canada reflecting the 10% increase in the North American rig count coupled with increased revenues from the Company’s acquisition of Diamond Products International, Inc. (DPI) in the third quarter of 2004. This segment continues to have strong success in its newly developed product lines, which include ReedHycalog’s rotary steerable bit technologies and directional products, ReedHycalog’s TReX™ diamond technology and the TuffCutter™, TuffDuty™ and Titan™ lines of roller-cone products. Operating income decreased $3.5 million due primarily to manufacturing inefficiencies while shifting capacity between plants in connection with this segment’s Singapore expansion project and higher sales and marketing expenses primarily related to increased revenues and the acquisition of DPI.

Tubular Technology and Services

     Revenues for the Tubular Technology and Services segment increased 15% compared to the prior year’s fourth quarter to $64.6 million. Revenues were up at this segment’s TCA division which more than offset year over year declines at the other divisions within this segment. Operating income margins increased from 3% in last year’s fourth quarter to 16% in the fourth quarter of 2004 primarily due to improved results at this segment’s TCA and Premium divisions due to improved pricing, strong mill activity and the benefit of cost cutting initiatives implemented since last year.

     Corporate

     Corporate expenses for the fourth quarter of 2004 were $11.2 million compared to $8.1 million in last year’s fourth quarter. The increase was primarily due to higher incentive expenses and costs related to compliance with Section 404 of the Sarbanes-Oxley Act (which totaled $2.4 million) during the fourth quarter.

     CEO COMMENTS

     Chairman and CEO, Michael McShane commented, “We are pleased with current performance and trends. We had record revenues and EPS in this quarter, which brought us to record revenues and EPS for the full year. Drilling Products quarterly revenues and margins were as high as our company reached in the 2001 peak despite 21% lower volumes, and our Tubular Technology segment continued to improve its operating income margins. Additionally, we ended the year with record backlog levels. Although we suffered some manufacturing inefficiencies during the quarter at our Drill Bits segment while shifting capacity between plants, we still achieved record revenues in this segment, and we anticipate future cost savings from this move in 2005.

     “Looking forward, we anticipate the current strong drilling environment will continue throughout 2005 with an overall 3% to 4% growth in drilling activity. We should benefit from this strong market with improved pricing and volumes, and we anticipate full year earnings in the range of $0.95 — $1.05 (excluding unusual items but including the impact of the new accounting rule regarding stock options), with first quarter earnings relatively flat with our fourth quarter 2004 results.”

     Reporting Under Section 404 of the Sarbanes-Oxley Act of 2002

     Beginning with the year ending December 31, 2004, Section 404 of the Sarbanes-Oxley Act of 2002 will require the Company’s annual report on Form 10-K to include a report on the Company’s assessment of its internal control over financial reporting as well as an attestation report by the Company’s external auditors on the Company’s assessment as well as the external auditor’s own assessment of such internal controls. As of the date of this press release, the Company expects that it will report a material weakness in internal controls in its annual 10-K filing. The material weakness relates to inadequate documentation supporting the Company’s invoicing procedures in certain of its operating divisions. As a result, the Company has been performing additional substantive testing of its results of operations during 2004. Based upon the testing to date, the Company believes that the material weakness in internal controls has not had a material impact on the Company’s financial statements; however, the Company’s auditors have not completed their testing and no assurances can be given that such testing will not change this assessment when the Company’s final audited results are reported. The Company is currently implementing processes and procedures to remediate its system of internal controls in these areas.

     Grant Prideco (http://www.grantprideco.com), headquartered in Houston, Texas, is the world leader in drill stem technology development and drill pipe manufacturing, sales and service; a global leader in drill bit technology, manufacturing, sales and service; and a leading provider of high-performance engineered connections and premium tubular products and services.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning, among other things, Grant Prideco’s prospects for its operations and future demand for its products and services, all of which are subject to certain risks, uncertainties and assumptions. These risks, uncertainties and assumptions, which are more fully described in Grant Prideco, Inc.’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, include the impact of changes in oil and natural gas prices and worldwide and domestic economic conditions on drilling activity and demand for and pricing of Grant Prideco’s products, expectations for improving demand for our drill stem products, increased competition in the Company’s premium connection markets, expectations relating to Grant Prideco’s ability to maintain and increase pricing in its various product lines, expectations that we will be able to pass through raw material price increases to our customers, foreign currency issues and unexpected changes in exchange rates, impact of geo-political and other events affecting international markets and trade, Grant Prideco’s ability to remain on the leading edge of technology in its products and successfully introduce and integrate new products and processes, the impact of international and domestic trade laws, unforeseen or unexpected litigation or claims, manufacturing difficulties and disruptions, and Grant Prideco’s assumptions relating thereto. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respects from those currently anticipated and reflected in Grant Prideco’s forward-looking statements. The results included herein are unaudited and subject to completion of testing from the independent auditors.

GRANT PRIDECO, INC.
STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenues	$271,189	$226,762	$966,221	$803,818
Costs and Expenses:
Cost of sales	154,051	143,138	578,009	533,572
Sales and marketing	35,607	30,595	128,897	106,589
General and administrative	24,086	20,306	84,308	69,251
Research and engineering	5,165	4,682	20,457	17,711
Other charges	—	31,320	9,035	31,398

	218,909	230,041	820,706	758,521

Operating Income (Loss)	52,280	(3,279)	145,515	45,297
Other Income (Expense):
Interest expense	(10,328)	(11,197)	(41,670)	(43,871)
Other, net	(3,142)	1,138	829	11,164
Equity income (loss) in unconsolidated affiliates	1,293	(1,581)	1,565	(478)

	(12,177)	(11,640)	(39,276)	(33,185)

Income (Loss) from Continuing Operations Before Income Taxes	40,103	(14,919)	106,239	12,112
Income Tax Benefit (Expense)	(12,484)	5,217	(33,646)	(4,239)

Income (Loss) from Continuing Operations Before Minority Interests	27,619	(9,702)	72,593	7,873
Minority Interests	(1,136)	(877)	(5,243)	(3,216)

Income (Loss) from Continuing Operations	26,483	(10,579)	67,350	4,657
Income (Loss) from Discontinued Operations, Net of Tax	(305)	425	(9,527)	533

Net Income (Loss)	$26,178	$(10,154)	$57,823	$5,190

Basic Net Income (Loss) Per Share:
Basic income (loss) from continuing operations	$0.21	$(0.08)	$0.55	$0.04
Income (loss) from discontinued operations	0.00	0.00	(0.08)	0.00

Net income (loss)	$0.21	$(0.08)	$0.47	$0.04

Basic weighted average shares outstanding	124,669	121,792	123,325	121,646

Diluted Net Income (Loss) Per Share:
Diluted income (loss) from continuing operations	$0.21	$(0.08)	$0.53	$0.04
Income (loss) from discontinued operations	0.00	0.00	(0.07)	0.00

Net income (loss)	$0.21	$(0.08)	$0.46	$0.04

Diluted weighted average shares outstanding	127,614	121,792	126,091	123,401

CASH FLOW DATA:
Depreciation and Amortization	$11,442	$12,488	$43,220	$44,688
Cash Provided by Operating Activities	37,562	19,412	115,526	80,170
Cash Used in Investing Activities	(10,003)	(7,760)	(46,334)	(23,804)
Cash Used in Financing Activities	(14,638)	(7,772)	(40,537)	(59,644)
Capital Expenditures (a)	8,337	13,032	37,866	41,418

	December 31,	December 31,
	2004	2003
	(Unaudited)
BALANCE SHEET DATA:
Total Assets	$1,322,838	$1,262,061
Total Debt	381,954	437,926
Total Liabilities	615,504	655,947
Stockholders’ Equity	707,334	606,114

Backlog at Period Ended	$270,503	$120,636

(a)	Capital expenditures for property, plant, and equipment exclude acquisitions of businesses.

SUPPLEMENTAL QUARTERLY FINANCIAL INFORMATION
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003
	(Unaudited)		(Unaudited)
Revenues:
Drilling Products and Services	$115,035	$88,436	$397,042	$308,297
Drill Bits	91,583	80,919	326,918	258,975
Tubular Technology and Services	64,571	56,229	240,386	226,607
Other	—	1,178	1,875	9,939

	$271,189	$226,762	$966,221	$803,818

Operating Income (Loss):
Drilling Products and Services	$34,993	$(10,983)	$92,209	$18,776
Drill Bits	18,357	21,900	69,965	58,443
Tubular Technology and Services	10,266	1,601	23,146	7,634
Other	(123)	(7,719)	(2,117)	(16,754)
Corporate	(11,213)	(8,078)	(37,688)	(22,802)

	$52,280	$(3,279)	$145,515	$45,297

Depreciation and Amortization:
Drilling Products and Services	$3,843	$4,126	$15,237	$14,912
Drill Bits	3,447	3,192	12,121	11,191
Tubular Technology and Services	3,379	3,714	12,751	13,424
Other	18	879	195	3,356
Corporate	755	577	2,916	1,805

	$11,442	$12,488	$43,220	$44,688

Capital Expenditures for Property, Plant and Equipment:
Drilling Products and Services	$1,128	$2,707	$8,802	$16,260
Drill Bits	4,872	5,985	18,794	10,175
Tubular Technology and Services	910	3,555	4,979	9,664
Other	—	24	446	940
Corporate	1,427	761	4,845	4,379

	$8,337	$13,032	$37,866	$41,418